Exhibit 99.2

Oncobiologics Announces $15 Million Private Placement Offering

Cranbury, NJ – May 14, 2018 — Oncobiologics, Inc. (NASDAQ: ONS) (the “Company”) today announced that on May 11, 2018, it entered into a purchase agreement with GMS Tenshi Holdings Pte. Limited (“GMS Tenshi”), the Company’s strategic business partner and largest investor, providing for the private placement of $15.0 million of shares of its common stock and warrants that have an aggregate exercise price of approximately $20.0 million. The closing of the sale of the first tranche of this private placement for an aggregate of 6,377,383 shares of Oncobiologics common stock and warrants to acquire up to 10,256,410 additional shares of its common stock for aggregate cash proceeds of $7.5 million occurred today. The common shares were sold at the ONS consolidated closing bid price on May 11, 2018, plus a premium to reflect the purchase of the warrants. The warrants have an exercise price of $0.975 per share, which also reflects the ONS consolidated closing bid price on May 11, 2018, and a term of eight years.

“We are pleased to have the continued financial backing and strategic support from GMS Tenshi. The proceeds from this equity offering provide us with the capital resources to support Oncobiologics’ ongoing clinical and pre-clinical development programs in the U.S., including ONS-5010, an innovative drug product candidate, through the end of 2018. We look forward to providing updates over the coming weeks and months as we make progress advancing our programs and business," commented Dr. Pankaj Mohan, Chairman and Chief Executive Officer of Oncobiologics.

Oncobiologics intends to use the net proceeds from the private placement primarily for the initiation of clinical trials for ONS-5010, an innovative monoclonal antibody (mAb) product candidate under development, the expansion of the BioSymphony™ Platform for providing contract development and manufacturing services (CDMO), and for working capital and general corporate purposes.

Faisal Sukhtian, an Oncobiologics board member and representative of GMS Tenshi, stated, “I am pleased GMS Tenshi has expanded its strategic relationship with Oncobiologics through this capital investment. GMS Tenshi sees tremendous value in the integrated resources and capabilities Oncobiologics has established, including the BioSymphony™ Platform and its flexibility for both proprietary and CDMO projects, which rival that of much larger commercial biotech companies. We look forward to the continuation of this strategic partnership to develop affordable biologic drugs for patients around the world.”

Under the purchase agreement, the Company and GMS Tenshi will close the sale of the remaining $7.5 million of securities between June 11, 2018 and September 21, 2018, although GMS Tenshi agreed to acquire a portion of the second tranche securities no later than June 11, 2018 as may be necessary for the Company to achieve compliance with the minimum market value of listed securities standard of the Nasdaq Capital Market. The Company and GMS Tenshi also amended the terms of the September 11, 2017 Investor Rights Agreement to grant GMS Tenshi certain registration rights with respect to the shares of its common stock issued in the private placement, including the shares of common stock that may be issued upon exercise of the warrants issued to GMS Tenshi in the private placement.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GMS Tenshi Holdings Pte. Limited

GMS Tenshi is a Singapore based joint-venture between Tenshi Life Sciences Private Limited, and GMS Holdings, a private investment company headquartered in Amman, Jordan owning a portfolio of diversified businesses globally. Together with Strides Shasun and Tenshi Life Sciences, GMS Holdings is a strategic investor in Stelis Biopharma.

About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. The Company is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external CDMO services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include statements about the effects of the capital on the Company’s development programs and its CDMO business, the Company’s ability to achieve compliance with the Nasdaq listing standards, the Company’s ability to advance its product candidate programs, the closing of the second tranche of common stock and warrants to GMS Tenshi, and the potential receipt of the aggregate warrant exercise price, among others. Although the Company believes that it has a reasonable basis for forward-looking statements contained herein, it cautions you that they are based on current expectations about future events affecting the Company and are subject to risks, uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond its control, and which include those factors set forth under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended September 30, 2017 as filed with the SEC, as such may be amended and supplemented from time to time. Actual results may differ materially from those expressed or implied by forward-looking statements in this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Oncobiologics does not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

CONTACTS:

Oncobiologics:

Lawrence A. Kenyon

Chief Financial Officer

LawrenceKenyon@oncobiologics.com

Media & Investors:

Jeremy Feffer

Managing Director

LifeSci Advisors, LLC

T: 212.915.2568

jeremy@lifesciadvisors.com